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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                             TERMINATED SCHEDULE 13G





                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                                Suiza Foods Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    865077101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


          [ X ]   Rule 13d-1(b)

          [   ]   Rule 13d-1(c)

          [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                                PAGE 1 OF 7 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   865077101                                      13G                   Page  2  of  7  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Financial Services, Inc.
           I.R.S. No. 04-3483032

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Life Insurance Company.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 2 OF 7 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   865077101                                      13G                   Page  3  of  7  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Life Insurance Company
           I.R.S. No. 04-1414660

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 1,204,480

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  1,204,480

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,204,480

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.3%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 3 OF 7 PAGES



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

         Attention: Intentional misstatements or omissions of fact constitute
Federal criminal violations (See 18 U.S.C. 1001)

         Item 1(a)    Name of Issuer:
                      --------------
                      Suiza Foods Corp.

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      -----------------------------------------------
                      2515 McKinney Avenue
                      Suite 1200
                      Dallas, TX  75201

         Item 2(a)    Name of Person Filing:
                      ---------------------
                      This filing is made on behalf of John Hancock Financial
                      Services, Inc. ("JHFS"), and JHFS's direct, wholly-owned
                      subsidiary, John Hancock Life Insurance Company
                      ("JHLICO").

         Item 2(b)    Address of the Principal Offices:
                      --------------------------------
                      The principal business offices of JHFS and JHLICO is
                      located at John Hancock Place, P.O. Box 111, Boston, MA
                      02117.

         Item 2(c)    Citizenship:
                      -----------
                      JHLICO is organized and exists under the laws of the
                      Commonwealth of Massachusetts. JHFS is organized and
                      exists under the laws of the State of Delaware.

         Item 2(d)    Title of Class of Securities:
                      ----------------------------
                      Common Stock

         Item 2(e)    CUSIP Number:
                      -------------
                      865077101

         Item 3       If the Statement is being filed pursuant to Rule
                      ------------------------------------------------
                      13d-1(b), or 13d-2(b), check whether the person filing is a:
                      ------------------------------------------------------------

                      JHFS          (g) (X) Parent Holding Company, in accordance with
                                            ss.240.13d-1(b)(ii)(G).

                      JHLICO:       (c) (X) Insurance Company as defined in ss.3(a)(19) of the Act.

                                    (e) (X) Investment Adviser registered under ss.203 of the
                                            Investment Advisers Act of 1940.

         Item 4       Ownership:
                      ---------

                      (a)    Amount Beneficially Owned: JHLICO has direct beneficial ownership of
                             -------------------------
                             1,204,480  shares of Common Stock.




                                PAGE 4 OF 7 PAGES







                      (b)      Percent of Class:   4.3%
                               ----------------

                      (c)    (i)    sole power to vote or to direct the vote:
                                    JHLICO has sole power to vote or to direct
                                    the vote of the 1,204,480 shares as
                                    discussed in Item 4(a) above.

                             (ii)   shared power to vote or to direct the vote:  -0-

                             (iii)  sole power to dispose or  to direct the disposition of:
                                    JHLICO has sole power to dispose or to
                                    direct the disposition of the 1,204,480
                                    shares as discussed in Item 4(a) above.

                             (iv)   shared power to dispose or to direct the disposition of:  -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      --------------------------------------------
                      If this statement is being filed to report the fact that
                      as of the date hereof the reporting person has ceased to
                      be the beneficial owner of more than five percent of the
                      class of securities, check the following {X}.

         Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                      ---------------------------------------------------------------
                      Not applicable.

         Item 7       Identification and Classification of the Subsidiary which Acquired the
                      ----------------------------------------------------------------------
                      Security Being Reported on by the Parent Holding Company:
                      --------------------------------------------------------
                      Not applicable.

         Item 8       Identification and Classification of Members of the Group:
                      ---------------------------------------------------------
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      --------------------------------
                      Not applicable.

         Item 10      Certification:
                      -------------
                      By signing below the undersigned certifies that, to the
                      best of its knowledge and belief, the securities referred
                      to above were acquired in the ordinary course of business
                      and were not acquired for the purpose of and do not have
                      the effect of changing or influencing the control of the
                      issuer of such securities and were not acquired in
                      connection with or as a participant in any transaction
                      having such purpose or effect.




                                PAGE 5 OF 7 PAGES




                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Barry J. Rubenstein
                                                              ----------------------
                                                              Name:    Barry J. Rubenstein
Dated: February 11, 2002                                      Title:   Vice President, Counsel & Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/Gregory P. Winn
                                                              ------------------
                                                              Name:    Gregory P. Winn
Dated: February 11, 2002                                      Title:   Vice President & Treasurer





                                PAGE 6 OF 7 PAGES



EXHIBIT A
                             JOINT FILING AGREEMENT
                             ----------------------

         John Hancock Financial Services, Inc. and John Hancock Life Insurance
Company agree that the Terminating Schedule 13G (Amendment No. 1), to which this
Agreement is attached, relating to the Common Stock of Suiza Foods Corp. is filed on behalf of each of them.


                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Barry J. Rubenstein
                                                              ----------------------
                                                              Name:    Barry J. Rubenstein
Dated:  February 11, 2002                                     Title:   Vice President, Counsel & Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/Gregory P. Winn
                                                              ------------------
                                                              Name:    Gregory P. Winn
Dated:  February 11, 2002                                     Title:   Vice President & Treasurer





                                PAGE 7 OF 7 PAGES